KPMG LLP Suite 2800 401 Union Street Seattle, WA 98101 Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the registration statements (Nos. 333-218742 and 333- 214508) on Form S-8 of our reports dated July 24, 2024, with respect to the consolidated financial statements of Lamb Weston Holdings, Inc. and the effectiveness of internal control over financial reporting. Seattle, Washington July 24, 2024